Exhibit 77(e)(12)


                                   SCHEDULE A
                       COMPENSATION FOR SERVICES TO SERIES

      For the services provided by J.P. Morgan Investment Management Inc. (successor to J.P. Morgan Fleming Asset Management (U.S.A.) Inc.) (the "Portfolio Manager") to the following Series of ING Investors Trust, pursuant to the attached Amended and Restated Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series                                     Fees
------                                     ----
ING JPMorgan Emerging Markets Equity       0.60% on first $75 million;
Portfolio                                  0.50% on next $75 million;
                                           0.40% on next $350 million
                                           0.35% thereafter(1)

ING JPMorgan Small Cap Core Equity         0.55% on first $200 million;
Portfolio                                  0.50% on next $300 million; and
                                           0.45% thereafter

ING JPMorgan Value Opportunities
Portfolio                                  0.40% on first $50 million;
                                           0.30% on next $50 million; and 0.25%
                                           thereafter

If the Manager or any of its affiliates appoints the Portfolio Manager or any of its affiliates to manage another portfolio(s) following the Portfolio Manager's "Small Cap Equity" investment strategy ("New Portfolio"), the assets of the New Portfolio will be aggregated with the assets of the Series in calculating the Portfolio Manager's fee at the above stated rate.

The Portfolio Manager has agreed to the above fee schedule and to aggregate the assets of any New Portfolio in calculating its fees based upon the Portfolio Manager and its affiliates receiving a total of at least $100 million in the portfolios it and its affiliates manage for the Manager and its affiliates; provided, in addition, that at least $50 million of such assets will be in portfolios following the Portfolio Manager's affiliate's "EAFE Plus" strategy.

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(1)   For purposes of calculating fees under this Agreement, the assets of ING
      JPMorgan Emerging Markets Equity Portfolio shall be aggregated with the assets of ING VP Emerging Markets Fund, a series of ING VP Emerging Markets Fund, Inc., which is not a party to this Agreement.